R. Bolko, CPA P.A.
1825 NW Corporate Blvd, Suite 110
Boca Raton, FL 33431
561.707.6496

February 20, 2024

United States Securities and Exchange
Commission Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Re: Earth Science Tech Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated February 21, 2024, of Earth Science Tech Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ R. Bolko, CPA P.A.

R. Bolko, CPA P.A.
Boca Raton, FL